Exhibit (e)(i)(B)

DIREXION FUNDS

DISTRIBUTION AGREEMENT

SCHEDULE A

Direxion Monthly S&P 500® Bull 2X Fund	Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund
Direxion Monthly Small Cap Bull 2X Fund	Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly 7-10 Year Treasury Bull 2X Fund	Direxion Monthly 7-10 Year Treasury Bear 2X Fund
Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly NASDAQ-100® Bull 1.25X Fund	Direxion Monthly NASDAQ-100® Bear 1.25X Fund

Direxion Monthly 25+ Year Treasury Bull 1.35X Fund	Direxion Monthly 25+ Year Treasury Bear 1.35X Fund
Direxion Monthly High Yield Bull 1.2X Fund

Direxion Indexed CVT Strategy Fund

Direxion Indexed Commodity & Income Strategy Fund

Hilton Tactical Income Fund

Last Revised: August 22, 2018